CONFIRMING STATEMENT This undersigned hereby authorizes and designates each of Karl M. Strait, Brian D. Sorkin, Sarah T. Mikowski and Karen O. Earls (each an Authorized Signer) (i) to prepare, execute and file (in any permitted format) on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) and Forms 144 that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of Markel Group Inc., and (ii) to obtain CIK and EDGAR access codes and take all such other actions as may be necessary or desirable to permit electronic filings of such forms in each case the authorization therefor to be conclusively evidenced by the taking of such action by any such Authorized Signer. Any such previous authorization is hereby revoked. The authority of each Authorized Signer under this Confirming Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 or Forms 144 regarding the undersigned's ownership of, or transactions in, securities of Markel Group Inc., unless earlier revoked in writing. The undersigned acknowledges that none of the Authorized Signers or Markel Group Inc. is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 or Rule 144. Date: __________________ Signature Printed Name DocuSign Envelope ID: 73331D01-6154-44AF-AB81-13D81D69C325 Andrew Crowley 1/3/2024